UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934

                                 May 2, 2002
                Date of Report (Date of earliest event reported)

                    MID-AMERICA APARTMENT COMMUNITIES, INC.
               (Exact Name of Registrant as Specified in Charter)

        TENNESSEE                     1-12762                   62-1543819
(State of Incorporation)      (Commission File Number)       (I.R.S. Employer
                                                          Identification Number)

                         6584 POPLAR AVENUE, SUITE 300
                           MEMPHIS, TENNEESSEE 38138
                    (Address of principal executive offices)

                                 (901) 682-6600
              (Registrant's telephone number, including area code)

             (Former name or address, if changed since last report)

ITEM 7.  Financial Statements and Exhibits
         c.  Exhibits
             Exhibit 99.1  Press Release

ITEM 9.  Regulation FD

Mid America Apartment Communities, Inc. (MAA)
1st Quarter 2002 Earnings Release Conference Call Transcript
May 2, 2002

Eric Bolton: Good morning. This is Eric Bolton, CEO of Mid-America Apartment Communities. With me are Simon Wadsworth, our Chief Financial Officer, and Al Campbell, Vice President of Financial Planning. Before we proceed, Al will provide required statutory disclosure as well as instructions on how you can obtain additional information on our results.

Al Campbell: This morning we will make forward-looking statements. Please refer to the safe-harbor language included in our press release and our 34-Act filings with the SEC, which describe risk factors that may impact future results. This call is being recorded and the press may be participating.

To obtain a copy of yesterday's earnings release as well as a copy of the transcript of our prepared comments this morning, we direct you to our web site at www.maac.net. A replay of this morning's call will be available through May 9th by dialing 888-568-0544 with the passcode "Mid-America".

Eric Bolton: Thanks, Al. In our prepared comments this morning we will provide additional insights on first quarter results. I will review the operating results for the quarter. Al will recap portfolio performance by market segment and provide insights on expectations for our major markets. Simon will discuss balance sheet items and our 2002 forecast. We'll then open the phone line for any questions that you may have. Our prepared comments will last approximately 20 minutes.

As reported in yesterday's earnings release, FFO for the quarter was slightly ahead of what we forecasted. Property level operating expense and interest expense were both slightly lower than we had projected. Our property management operation continues to do a good job in controlling expenses. The expansion of our utility submetering and resident billing program continues to have a positive impact. Interest expense was lower than forecast due to the continuance of low interest rates and the success of our programs to reduce cash balances. Although FFO earnings were slightly ahead of where we projected, earnings were down by $0.01 of FFO per share from the first quarter of 2001. Absent the 1 cent non-recurring gain on sale of land included in last year's results, which was noted in yesterday's release, earnings were flat as compared to last year despite a more difficult operating environment.

Revenue performance for the first quarter was on plan and continues to be pressured by concession pricing in these highly competitive markets. Traffic levels improved significantly during the quarter, increasing by 39% above the levels of the 4th quarter, and thus approaching more normal levels for the time of year. On a comparative basis to the same period in 2001, same store leasing traffic increased by 5%. Our property management group did a good job converting this traffic as the leases obtained per traffic count grew by close to 7% during the quarter. As a result, physical occupancy improved from 92.7% at year-end to 94.1% at quarter end. However, the competitive leasing market required aggressive concession practices in several markets to achieve this occupancy. In our two most competitive markets of Memphis and Atlanta, concessions are running as much as two months. Compared to the same quarter of last year, increased concessions cost us 3 cents per share in FFO. As compared to the immediately proceeding fourth quarter of 2001, same store concession costs grew by $200 thousand or 12%. However, based on the improved leasing and occupancy trends that we saw in the first quarter, we continue to forecast a return to more normal occupancy and concession practices by the end of the second quarter.

Delinquency, which is always a concern when the economy weakens, remained steady during the quarter. Collection loss for the quarter was only 0.8% of net potential rent, identical to the result posted for the first quarter of last year. We did see a 2.6% increase in unit turnover during the quarter as compared to the same quarter of last year.

We commented last quarter about the oversupply of new construction in the Memphis market. We have close to 14% of our apartments in Memphis, and as a result of the oversupply, the Memphis market drove most of the decline in same-store NOI on a year-to-year basis. Fortunately, construction permitting is down a significant 62% over the last 12 months, and with job growth and demand trends holding up, we believe the Memphis market is set for recovery late this year and into 2003.

Overall, we enter the second quarter in good shape with lease expiration exposure for the quarter at a very acceptable level and month to month leases below our 5% threshold.

Property operating expense control remains strong. On a same-store basis property controlled operating expenses, which excludes taxes and insurance, were up only 1.0% from last year. Our utility billing initiative continues to generate very strong year over year results with same store utility expense down 21% in the quarter as compared to the first quarter of last year. Total same store property operating expenses including taxes and insurance grew by 2.5% for the quarter. Our property and casualty insurance program expires effective the end of the second quarter. We are aggressively evaluating alternatives, and like most, are of course concerned about the pricing of insurance at renewal on July 1st. We believe that we have provided an adequate allowance for the anticipated pricing increase in our forecasts, but we will of course not know for sure until later this quarter.

Al will now spend a few minutes talking about market conditions.

Al Campbell: As Eric mentioned we are facing very competitive conditions in many of our markets.

Memphis has been our toughest markets over the last few quarters, however, we saw significant improvement during this quarter. The Memphis market continues to work through an oversupply position, however, our management team did a good job in this very competitive environment by increasing occupancy rates and simultaneously lowering concession costs. We saw a 3.3% improvement in occupancy from the 4th quarter, ending the current quarter at 92.1%, combined with a 1.3% decrease in concession costs, as a percent of net potential rent. This improvement generated an 8.6% NOI increase from the 4th quarter. While this performance is still below prior year levels, we expect continued improvement over the remainder of this year and moving into 2003, as the Memphis market regains balance. As Eric mentioned, new construction in Memphis is expected to be minimal over next year, while the job market is expected to remain stable and resume growth. We are projecting occupancy levels in our Memphis portfolio to average around 92% from the remainder of the year with concession costs continuing to improve over the second half, averaging between 2-3% of net potential rent for the third and fourth quarters, as compared to 3.8% for the first quarter.

Jacksonville, our second largest market, performed fairly well during the quarter with occupancy of 94.9% at quarter end, 1.2% above the 4th quarter level and essentially flat with the prior year. Revenues for our portfolio of ten properties increased 2.4% over the prior year, driving a 1.7% increase in NOI compared to a year ago. We expect this market to remain relatively stable over the remainder of the year, as multifamily permitting decreased 29% over the last twelve months and job growth continued at a slower but steady pace during the quarter.

The Atlanta market continues to suffer as deliveries of new multifamily units remain well ahead of absorption levels. However, our portfolio of six properties showed improvement during the quarter with occupancy levels increasing 4.7% and ending the quarter at 95.5%. Concession levels did increase to 1.3% of net potential rent, offsetting some of this improvement, but NOI grew 4% over the 4th quarter performance. We do expect continued softness in Atlanta for the remainder of the year, with occupancies projected to continue dropping 1-1.5%, and concessions averaging 3-3.5% of net potential rent for the remainder of the year. Over the long term we continue to believe this market will provide solid investment returns, as job growth is expected to improve in 2003.

As expected, we saw increased competition in Austin and Dallas during the quarter. Occupancy levels for our portfolios held up fairly well during the quarter, at 96.2% (Austin) and 92.1% (Dallas), but supply pressures and job losses slowed rent growth and increased concession costs causing NOI to fall 6.6% and 1.7%, respectively, as compared to the 4th quarter. We project occupancy levels for our Austin portfolio for the remainder of the year to continue slipping as over-supply works through the market, leveling off at 92-93%. We expect occupancy for our Dallas portfolio to remain around 92% for the remainder of the year. We project concession levels for both markets to remain at the current high level for the next quarter, improving to more normal levels over the second half of the year.

Our smaller markets have historically demonstrated lower growth, but have proven to be more recession resistant over the last few months. Our portfolio in smaller markets produced 2.5% same store NOI growth in the first quarter, lead by Columbus, GA, Chattanooga, Valdosta, GA and Jackson, MS.

In summary, we have faced challenging market conditions in several of our markets over the last few quarters. However, we believe that most of our markets are bottoming out, and we will see a gradual improvement late this year and into 2003. Early indications are that our portfolio occupancy and concession levels for April are on track with expectations.

Simon Wadsworth: Given the tough operating environment, we were pleased to exceed our projected earnings' goal for the quarter, and we were helped in this by reduced interest expense. Our weighted average debt cost is 6.3%, down from 7.1% a year ago and only $89 million, or 11% of our debt is variable rate. On a comparative basis with last year, we also are benefiting from an $11 million reduction in our cash and restricted cash balances. This was the result of debt refinancing, negotiations with lenders, and a concentrated management effort. Consequently our debt is down by $8 million and interest expense was reduced by $1.1 million, or 5 1/2 cents a share, from the same quarter a year ago.

After completing over $200 million of refinancing last year, we had a quiet first quarter. We still anticipate up to $50 million of refinancing this year, including about $10 million in the second quarter, but we do not expect this to have a significant impact on our interest expense. Our forecast for the year assumes an increase in short-term interest rates of 150 bp in the second half of the year, projected based upon the current forward yield curve.

The first quarter showed an improvement in our debt and fixed charge coverage compared to the same period a year ago. Our debt service coverage improved from
2.15 to 2.31, and our total debt as a percent of gross real estate assets dropped from 55% to 53%. The improved coverage was as a result of the steady improvement in occupancy at our lease-up properties, lower interest rates and refinancings, and reduced amount of debt.

As you know, our properties are in excellent condition. We anticipate that recurring capital expenditures for the year will be up very slightly from last year to $380/unit, equal to 57 cents/share. Although Funds Available for Distribution is forecast to be about $2.24, slightly short of our dividend payout, our free cash flow, which includes non-real estate depreciation and loan-cost amortization, is forecast to be $2.41 for 2002, about 7 cents ahead of our dividend. In the second quarter of 2003, assuming that anticipated acquisitions take place and based on our current forecast, our free cash flow and our FAD should cover our dividend. Moreover, dividend coverage improved slightly over the level of a year ago, and the increased balance sheet capacity should help us improve our coverage further as we find attractive acquisitions. We re-emphasize that our dividend level is not a question in the Board's mind even at the low end of our internal FFO estimates.

At quarter-end we had virtually completed construction on our four remaining development properties, located in Nashville, Lexington KY, and Memphis. Of the 1,291 total planned apartment units, 75% were leased and 70% were occupied, and we have 250 apartments to lease to reach 95% occupancy at all four properties. In April, the occupancy of these four properties increased by a total of 64 apartments, and concessions, which were running at 18% of revenues at these four properties last December are down by 6% to 15% of revenues, and this downward trend will continue as their occupancy steadily builds during the spring and summer. We expect the just-completed development properties located in the highly competitive Memphis market to take the balance of this year to stabilize, while the Lexington and Nashville properties should stabilize by mid-year.

Our forecast for this coming year assumes a 0.3% increase in NOI in our same-store portfolio. Our concessions are forecast to improve slightly in Q2 and Q3, and settling out to more normal levels in Q4. For the second quarter we're forecasting same-store occupancy and NOI to be below the level of last year, but the trend continues to improve with favorable results compared with the first quarter of this year. Same store numbers on a year over year basis are forecast to turn positive by the third and fourth quarters, helped on a relative basis by the weaker markets of the latter part of last year. In projecting this year there is still a lot of uncertainty associated with insurance (the policy renews in July) and real estate taxes; these two categories total over $26 million of expense and are particularly subject to cost pressures and difficult to forecast at this time. With these assumptions and excluding any acquisitions or dispositions, our base case forecast for FFO continues to be $2.80 per share, with a range of $2.77 to $2.82. We expect in the second and third quarter to report 70 cents/share, and 72 cents of FFO in the fourth quarter.

As mentioned above, our forecasts do not include the use of our $25 million to $50 million of dry powder to make acquisitions. This would be very accretive to our FFO if we can find the right transactions, and we are actively working on several deals, both independently and as part of a possible joint venture.

Eric Bolton: We are making solid progress to position the Company to grow FFO over the long term. The last two quarters have certainly presented some tough operating conditions, but we think that the signs are there for a slow and a steady recovery beginning later this year. Our balance sheet continues to strengthen and our debt financing is in sound shape. Our dividend is secure and currently paying an 8.8% yield based on pricing as of the market close yesterday. Our capacity and flexibility to pursue attractive acquisitions and add additional earning assets is growing. We believe our current stock price continues to offer a discount opportunity to the stabilized operating value of our properties when operating at their historic norms. We look forward to 2002 and continuing to grow value for our owners.

We invite your questions

(Q&A followed)

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchnage Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    MID-AMERICA APARTMENT COMMUNITIES, INC.

Date:  May 2, 2002                  /s/Simon R.C. Wadsworth
                                    Simon R.C. Wadsworth
                                    Executive Vice President
                                    (Principal Financial and Accounting Officer)